Exhibit 10.2

April 28, 2015

Mr. Christopher J. Hearne

Dolesden Farm

Turville, Henley-on-Thames,

Buckinghamshire, RG9 6TJ

United Kingdom

Re:	Offer of Employment as Senior Vice President and Chief Financial Officer

Dear Mr. Hearne:

It is our pleasure to extend to you on behalf of Erin Energy Corporation (the “Company”), an offer of employment as the Company’s Senior Vice President and Chief Financial Officer commencing as of June 1, 2015, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged:

1.     DUTIES. The Company requires that you be available to perform the duties of Senior Vice President and Chief Financial Officer customarily related to these functions as may be determined and assigned by your supervisor and the Board of Directors of the Company (the “Board”) and as may be required by the Company’s constitutive instruments, including its certificate or articles of incorporation, bylaws and its corporate governance documents, each as amended or modified from time to time, and by applicable law, including the Delaware General Corporation Law. Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position or reporting relationship, and to expand or reduce your duties and responsibilities. You will report to the Chief Executive Officer and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as your supervisor and the Board may from time to time assign to you. The location of your employment shall be in London, U.K. The Company will, at the discretion of your supervisor, require you to travel frequently to Houston, Texas or Africa.

Mr. Christopher Hearne

2.     TERM. The term of this Agreement shall commence on June 1, 2015 (the “Effective Date”), and shall continue until your employment is terminated by the Company or by you.

3.     COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a.      During the term of your employment with the Company you will receive a base salary of £201,575.00 per annum (the “Base Salary”), paid in arrears and in equal installments in accordance with the customary payroll practices of the Company. In addition, you will receive a U.K. living premium of £98,025.00 per annum, payable on the same terms as the Base Salary.

b.      The Company will recommend that the Board approve for you to receive an option to purchase 133,334 shares of the Company’s common stock (the “Option”) under the Company’s 2009 Equity Incentive Plan (the “Plan”). The Option will be evidenced by an Option Agreement as contemplated by the Plan, which will govern the Option, notwithstanding any other provision in this Agreement. The exercise price of the Option will be the closing price of the Company’s common stock on the grant date. The Option will vest in 1/3 annual installments based on the anniversary of the Effective Date subject to your continued service with the Company on each such anniversary date, with the first 44,444 shares vesting on June 1, 2016, the second 44,444 shares vesting on June 1, 2017 and the final 44,446 shares vesting on June 1, 2018.

c.      The Company will recommend that the Board approve for you to receive 29,167 restricted shares of the Company’s common stock (the “Stock”) under the Plan. The Stock will be issued pursuant to a Restricted Stock Award Agreement as contemplated by the Plan, which will govern the Stock and your rights to the Stock, notwithstanding any other provision in this Agreement. The Stock shall be restricted and subject to forfeiture to the Company if your rights to the restricted Stock do not vest under the award agreement. Your rights to the Stock will vest with respect to 50% of the Stock on the one-year anniversary of the Effective Date, and will vest with respect to the balance on the two-year anniversary of such date, subject in both cases to your continued service with the Company on such dates.

d.      You will be reviewed by your supervisor and the Board, not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year targeted at between 0% to 100% of your then-current annual base salary, based on defined targets determined by your supervisor and the Board. You shall also be considered for additional long-term incentive grants of restricted stock and options in the Board’s sole discretion. You acknowledge that the Company is not obligated to award you any cash or equity bonus in any year.

Mr. Christopher Hearne

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

4.     EMPLOYEE BENEFITS

a.      You shall be eligible to participate in an individual and family medical insurance plan with an equivalent value to those maintained by the Company in the U.S. for similarly situated employees. Accordingly, you shall identify such plans available within the U.K. and recommend to your supervisor the same for adoption.

b.      In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you. To the extent that a reimbursement amount is subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (“Section 409A”) the Company will pay you the reimbursement amount due, if any, in any event before the last day of your taxable year following the taxable year in which the expense was incurred. Your rights to any reimbursements are not subject to liquidation or exchange for another benefit. The amount of expense reimbursements for which you are eligible during any taxable year will not affect the amount of any expense reimbursements for which you are eligible in any other taxable year.

c.      You will be entitled to up to 28 days of paid time off per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

Mr. Christopher Hearne

d.      You shall be entitled to the benefit of the indemnification provisions contained in the Bylaws of the Company, as the same may be amended.

5.     CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). In accepting this offer, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information. The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

6.     NON-COMPETE; NON-SOLICIT. During the period of your employment with the Company and thereafter during the one-year period which starts on the date of the termination of your employment with the Company (the “Restricted Period”), you covenant and agree that, in connection with the business operations and prospective interests of the Company on the date of your termination as an employee of the Company, you shall not, directly or indirectly, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any businesses in competition with the Company or materially adverse to the Company (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing). Investments in less than 5% of the outstanding securities of any class of the Company subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this section. For purposes of this Section 6, the term “Company” shall include the Company and any of its affiliates or subsidiaries or any company in which it is a minority shareholder or a joint venture partner. For purposes of this Section, the term “businesses” shall mean any enterprise, commercial venture, or project involving petroleum exploration, development, or production activities in the same geographic areas as the Company’s activities during the period of your employment. Further, during the period of your employment with the Company and thereafter during the Restricted Period, you covenant and agree that you will not directly or indirectly through another entity induce or otherwise attempt to influence any employee of the Company to leave the Company’s employment or in any way interfere with the relationship between the Company and any employee thereof. Further, you will not induce or attempt to induce any customer, supplier, licensee, joint venture partner, shareholder, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, joint venture partner, shareholder, licensor or business relation of the Company.

Mr. Christopher Hearne

If (i) pursuant to the arbitration process described in Section 14 of this Agreement (or such other process as to which the Company and you may agree upon in writing), it is determined that you have violated the provisions of this Section, and (ii) you have received a payment and/or entitled to future payments from the Company pursuant to Section 9 of this Agreement (the aggregate amount paid and payable to you thereunder is referred to as the “Aggregate Severance Amount”), then, in addition to any other remedies that the Company may have, you shall be obligated, and hereby agree, to pay the Company, as liquidated damages, all or such other portion of the Aggregate Severance Amount as the Board, in its sole discretion, shall determine.

7.     CONFLICTS OF INTEREST; COMPLIANCE WITH LAW. You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries. By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.

8.     AT-WILL EMPLOYMENT. You should understand that your employment with the Company may be terminated by you or the Company at any time and for any reason. No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time. This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

Mr. Christopher Hearne

9.     TERMINATION.

a.      With or without cause, you and the Company may each terminate this Agreement at any time after thirty (30) days advance written notice, and the Company will be obligated to pay you the compensation and expenses due up to the date of your Separation from Service. Notwithstanding the foregoing sentence, the Company will pay to you an amount equal to the Base Salary (plus UK living allowance) plus target annual bonus as determined by the Board for the year in which Separation from Service occurs (the “Separation Payment”) if you incur a Separation from Service due to your termination by the Company without “Cause” and shall also provide the benefits described in Section 9.b. below, and immediately accelerate by twelve (12) months the vesting of all outstanding Company restricted stock and options exercisable for Company Stock then held by you, with all vested Company options held by you (including accelerated options) remaining exercisable for a period of twelve (12) months following your date of Separation from Service, in exchange for a full and complete release of claims against the Company, its affiliates, officers and directors in a form reasonably acceptable to the Company (the “Release”), which Release has become irrevocable. For purposes of this provision, “Cause” means your (i) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (iii)  willful violation of any applicable law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty; (iv) willful failure to perform your responsibilities in the best interests of the Company or any of its affiliates; (v) illegal use or distribution of drugs; (vi) material violation of any rule, regulation, procedure or policy of the Company or any of its affiliates; or (vii) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as determined by the Board or the Company’s affiliate (as the case may be), which determination will be conclusive. The Separation Payment is intended to qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii). To the extent the Separation Payment, or any portion thereof, so qualifies or is otherwise exempt from the requirements of Section 409A, such amount shall be paid in 12 equal monthly installments on the last day of each of the first 12 months following the month of your Separation from Service, subject to the Release becoming irrevocable. If all or any portion of the Separation Payment does not qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii) and is not otherwise exempt from the requirements of Section 409A such amount shall be paid as follows: (a) if you are not a Specified Employee, such amount shall be paid in 12 equal monthly installments on the last day of each of the first 12 months following the month of your Separation from Service or (b) if you are a Specified Employee, such amount shall be paid in 6 monthly installments beginning the date that is six months following the date of your Separation from Service (and the first payment shall include all amounts that would have been paid to you earlier under this section had you not been a Specified Employee). For purposes of this Agreement, the terms “Separation from Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A.

Mr. Christopher Hearne

b.      If (i) your employment with the Company is terminated by the Company without “Cause” as described in Section 9.a, and (ii) you execute and do not revoke the Release, the Company will pay for or reimburse you as the case may be for up to the first 12 months of continued medical coverage for you and your family as if you had remained an employee of the Company during such 12 month period. Any reimbursements by the Company to you required under this Section 9.b shall be made on the last day of each month you pay the amount required by this Section 9.b to the Company for such COBRA Continuation Coverage, for up to the first 12 months of COBRA Continuation Coverage. If you are a Specified Employee and the benefits specified in this Section 9.b are taxable to you and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits. Any amounts to which you would otherwise be entitled under this Section 9.b during the first six months following the date of your Separation from Service shall be accumulated and paid to you on the date that is six months following the date of your Separation from Service. Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 9.b, or in-kind benefits provided, during your taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of yours. Any reimbursement of an expense described in this Section 9.b shall be made on or before the last day of your taxable year following your taxable year in which the expense was incurred. Your right to reimbursement or in-kind benefits pursuant to this Section 9.b shall not be subject to liquidation or exchange for another benefit. Subject to your Group Medical Plan COBRA Coverage Continuation rights under section 4980B of the Code, the benefits listed in this Section 9.b shall be reduced to the extent benefits of the same type are received by you, your spouse or any eligible dependent from any other person during such period, and provided, further, that you shall have the obligation to notify the Company that you or they are receiving such benefits.

Mr. Christopher Hearne

c.      Notwithstanding any provision in this Agreement to the contrary, if you have not delivered to the Company an executed Release, which Release has become irrevocable, on or before the sixtieth (60th) day after the date of your Separation from Service, you shall forfeit all of the payments and benefits described in this Section 9 and shall be obligated to repay any such amounts (or the value thereof) that were provided prior to such time.

10.     EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

11.     NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

12.     GOVERNING LAW. This Agreement will be interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of Texas without reference to that state’s conflicts of laws principles.

13.     ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

14.     ARBITRATION AND GOVERNING LAW. ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN YOU AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE PARTIES SHALL EQUALLY DIVIDE AND PAY THE ADMINISTRATIVE COSTS OF ANY ARBITRATION UNDER THIS AGREEMENT, INCLUDING THE ARBITRATOR’S FEES. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ORDER REMEDIES WHICH YOU COULD OBTAIN IN A COURT OF COMPETENT JURISDICTION. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN HOUSTON, TEXAS, UNITED STATES OF AMERICA. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BE ENTITLED TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION, WITHOUT THE NEED TO RESORT TO ARBITRATION IN THE EVENT THAT YOU VIOLATE SECTIONS 5, 6 OR 7 OF THIS AGREEMENT. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS.

Mr. Christopher Hearne

15.     MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

16.     ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

18.     ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Remainder of Page Left Blank Intentionally]

Mr. Christopher Hearne

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

ERIN ENERGY CORPORATION

By:	/s/ Dr. Kase Lukman Lawal
Dr. Kase Lukman Lawal
Chief Executive Officer

Agreed and Accepted this 30 day of April, 2015

 /s/ Christopher Hearne

(Signature)

Christopher Hearne

(Print Name)

Signature Page to Offer Letter